EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of MSCI Inc. (the “Registrant”) on Form S-8 pertaining to the MSCI 2007 Equity Incentive Compensation Plan and the MSCI Independent Directors’ Equity Incentive Compensation Plan of our report dated July 31, 2007 (October 10, 2007 as to the effects of the restatement discussed in Note 20 and October 24, 2007 as to the share reclassification described in Note 19), appearing in MSCI Inc.’s Registration Statement on Form S-1 (No. 333-144975) filed November 15, 2007, relating to the consolidated financial statements as of November 30, 2006 and 2005 and for each of the three years in the period ended November 30, 2006 of MSCI Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 20), and our report dated October 10, 2007 (October 24, 2007 as to the share reclassification described in  Note 17) relating to the consolidated financial statements as of and for the six months ended May 31, 2007 of MSCI Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 18).

/s/ Deloitte & Touche LLP
New York, New York
November 20, 2007